Exhibit 99.1

For Immediate Release	News Announcement

Cinemark USA, Inc. Announces Completion of Early Redemption of $470 Million of 8.625%

Senior Notes due 2019

PLANO, Texas - June 24, 2013— Cinemark Holdings, Inc. (NYSE:CNK) announced today that through its wholly-owned subsidiary, Cinemark USA, Inc. (the “Company”), the Company completed the early redemption of 100% of its $470 Million of 8.625% Senior Notes due 2019.

The Company used the net proceeds from its sale of $530 Million of 4.875% Senior Notes due 2023, which closed May 24, 2013, together with cash on hand, to finance the early redemption and related premium of its $470 Million of 8.625% Senior Notes due 2019 for an aggregate purchase price of approximately $526.6 Million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Cinemark Holdings, Inc.

Cinemark is a leading domestic and international motion picture exhibitor, operating 467 theatres with 5,259 screens in 39 U.S. states, Brazil, Mexico, Argentina, and 10 other Latin American countries as of March 31, 2013.  For more information, go to investors.cinemark.com.

Investor Contact:	Media Contact:
Chanda Brashears	James Meredith
Investor Relations Manager	VP Marketing
(972) 665-1500	(972) 665-1680
investors@cinemark.com	communications@cinemark.com

Forward-looking Statements

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements.  For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 28, 2013 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.